SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)



                               MDC Communications
                                   Corporation
                               ------------------
                                (Name of Issuer)


                           Class A Subordinate Voting
                             ----------------------
                         (Title of Class of Securities)


                                    55267W309
                                   -----------
                                 (CUSIP Number)


                                  July 31, 1998
                           ---------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)

                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
----------------------------                       -----------------------------
CUSIP No. 55267W309                                Page 2 of 6 Pages
----------------------------                       -----------------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)
--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 ---------------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    943,499
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY          7.      SOLE DISPOSITIVE POWER
EACH
REPORTING        ---------------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER
                          943,499

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         943,499
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
         N.A.                                                    |_|
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.79%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           MDC Communications Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

           MDC Communications Corporation
           45 Hazelton Avenue
           Toronto, Ontario
           Canada MSR 2E3
           (416) 960-9000

Item 2(a). Name of Person Filing:

               RT Investment Management Holdings Inc. ("RTIM")


Item 2(b). Address of Principal Business Office or, if None,
           Residence:

               RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Class A Subordinate Voting

Item 2(e). CUSIP Number:
           55267W309

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

      (a)  Amount beneficially owned:

           943,499

      (b) Percent of class:

           7.79%

      (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote

           (ii)  Shared power to vote or to direct the vote
                     943,499

           (iii) Sole power to dispose or to direct the disposition of

           (iv)  Shared power to dispose or to direct the disposition of
                     943,499

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
        Person.

        RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.

Item 7. Identification and Classification of the Subsidiary Which cquired the Security Being Reported on by the Parent Holding Company.

        Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

Item 10. Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Tuesday, August 11, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer Lederman / Senior
                              Vice-President, Compliance,
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                       (Name/Title)